Exhibit 99.1

news release

Omnicare Reports Fourth-Quarter and Full-Year 2011
Financial Results, Additional 2012 Guidance

COVINGTON, Ky., February 23, 2012 - Omnicare, Inc. (NYSE:OCR) reported today financial results for its fourth quarter and full year ended December 31, 2011.

Fourth-Quarter Highlights:

•	Gross profit of $359.7 million; 69 basis point increase in gross margin to 23.10%

•	Adjusted income from continuing operations per diluted share increased 7% sequentially to $0.58, GAAP income per diluted share of $0.34

•	Cash flows from continuing operations of $101.5 million

Full-Year Highlights:

•	Gross profit increased 3.1% to $1,377.1 million

•	Adjusted income from continuing operations per diluted share of $2.13, GAAP income per diluted share of $1.41

•	Cash flows from continuing operations increased 49% to $549.4 million

“We are very pleased with our solid fourth quarter results, which validate the continuing progress our organization is making in becoming more operationally driven and customer-focused,” said John Figueroa, Omnicare's Chief Executive Officer. “We exited the year as a much stronger company, and we are now realizing the benefit from the investments we made throughout 2011. As we look to 2012 and beyond, we believe Omnicare is well-positioned to generate long-term profitable growth in both core businesses, Long-Term Care and Specialty Care, while continuing to make a positive difference for our many stakeholders.”

Fourth-Quarter Results

Prior Year Comparison

Financial results from continuing operations for the quarter ended December 31, 2011, as compared with the same prior-year period, were as follows:

•	Adjusted gross profit was $359.7 million as compared with $334.3 million

•	GAAP income from continuing operations per diluted share was $0.34 versus a $0.50 loss

•	Adjusted income from continuing operations (see “per share” discussion below and attached supplemental information) per share was $0.58 versus $0.51

•	Adjusted EBITDA from continuing operations was $162.9 million versus $147.6 million

Cash flows from continuing operations for the quarter ended December 31, 2011 were $101.5 million versus $99.7 million in the comparable prior-year quarter.

Sequential Comparison

In comparison to the third quarter of 2011, financial results from continuing operations for the fourth quarter of 2011 were as follows:

•	Gross profit was $359.7 million as compared with $346.1 million

•	GAAP income from continuing operations per share was $0.34 versus $0.33

•	Adjusted income from continuing operations (see discussion below and attached supplemental information) per share was $0.58 versus $0.54

•	Adjusted EBITDA from continuing operations was $162.9 million compared to $157.2 million

“During the fourth quarter, we benefited from the introduction of new generic drugs, which lower the cost of pharmaceutical care for both Omnicare and its customers,” said Mr. Figueroa. “This pharmaceutical market dynamic, coupled with the continued rapid growth of our Specialty Care Group, contributed to our 4% sequential increase in gross profit and supported further investments in the business.”

Financial Position

During the fourth quarter of 2011, Omnicare used the proceeds from its offering of an additional $150 million aggregate principal amount of its 7.75% Senior Subordinated Notes due 2020 to redeem the remaining $50 million principal amount on its 6.125% Senior Subordinated Notes due 2013 (the “6.125% Notes") and the remaining $100 million principal amount on its 6.875% Senior Subordinated Notes due 2015 (the “6.875% Notes").

Omnicare ended the year with $582.6 million in cash on its balance sheet and a 34.5% total debt to total capital ratio at December 31, 2011, which was down approximately 110 basis points from 35.6% at December 31, 2010.

With respect to its share repurchase program, Omnicare repurchased approximately 0.7 million shares of common stock during the quarter and paid an aggregate amount of $20 million. As of December 31, 2011, the Company had $58.9 million of availability under its current share repurchase authorization.

“We continue to be very pleased with our ability to convert earnings into cash flows,” said John L. Workman, Omnicare's President and Chief Financial Officer. “Our fourth-quarter cash flows from continuing operations of $101 million bring our 2011 total to $549 million, representing the highest annual output in Omnicare's 30-year history. These robust cash flows have enabled us to maintain an opportunistic yet disciplined approach to capital deployment with the underlying objective of deploying cash toward those opportunities that we believe generate the most value for our shareholders.”

To facilitate comparisons and to enhance the understanding of core operating performance, the discussion which follows includes financial measures that are adjusted from the comparable amount under GAAP to exclude the impact of the special items discussed elsewhere herein, and to present results on a continuing operations basis. For a detailed presentation of reconciling items and related definitions and components, please refer to the attached schedules or to reconciliation schedules posted at the Investor Relations section of Omnicare's Web site at http://ir.omnicare.com. Additionally, the Company will make supplemental slides available in the same section on its Web site today that will include the number of scripts dispensed, beds served, and other information relevant to Omnicare's operations.

Full-Year Results

Financial results from continuing operations for the year ended December 31, 2011, as compared with the same prior-year period, were as follows:

•	Net sales were $6,182.9 million as compared with $6,030.7 million

•	GAAP income from continuing operations per share was $1.41 as compared with $0.13

•	Adjusted income from continuing operations (see discussion below and attached supplemental information) per share was $2.13 as compared with $2.12

•	Adjusted EBITDA from continuing operations was $612.6 million versus $598.2 million

Cash flow from continuing operations for the full-year 2011 totaled $549.4 million, which includes a $22.7 million benefit related to the settlement of a receivable dispute with a customer and a $23.3 million refund for federal tax overpayments. Cash flows from continuing operations for the full-year 2010 were $368.9 million.

Segment Information

Consistent with the Company's efforts to increase transparency and reflect the recent reorganization of operations, Omnicare now has two operating segments referred to as the Long-Term Care Group and Specialty Care Group.

Financial results for the Long-Term Care Group for the year ended December 31, 2011, as compared with the same prior-year period, were as follows:

•	Net sales were $5,123.5 million as compared with $5,175.7 million

•	Adjusted operating income was $546.9 million compared with $549.6

Financial results for the Specialty Care Group for the year ended December 31, 2011, as compared with the same prior-year period, were as follows:

•	Net sales were $1,044.2 million as compared with $838.8 million

•	Adjusted operating income was $99.6 million compared with $89.6 million

Special Items

The results for the fourth quarter of 2011 and 2010 include the impact of special items totaling approximately $38.7 million pretax ($27.5 million aftertax, or approximately $0.24 per diluted share) and $167.2 million pretax ($115.9 million aftertax, or approximately $1.01 per diluted share), respectively.

The results for the full-years 2011 and 2010 include special items totaling approximately $121.5 million pretax ($82.6 million aftertax, or approximately $0.72 per diluted share) and $349.7 million pretax ($232.9 million aftertax, or approximately $1.99 per diluted share), respectively.

The special items have been described in further detail in the “Footnotes and Definitions to Financial Information” section elsewhere herein.

Outlook

For the full-year 2012, Omnicare expects the following:

•	Revenues of $6.1 billion to $6.2 billion

•	Adjusted cash-based income per diluted share from continuing operations of $3.10 to $3.20, excluding special items ($2.37 to $2.47 using its previous reporting methodology)

•	Cash flow from continuing operations of $400 million to $500 million

Beginning in the first-quarter of fiscal year 2012, Omnicare will report adjusted cash-based income per diluted share (excluding special items and discontinued operations). A reconciliation of prior period adjusted income to adjusted cash-based income per diluted share is available on Omnicare's website under 'Supplemental Financial Information' from the 'Investors' page.

"In 2011, we accomplished what we set out to achieve; we invested in the business to become a stronger, more operationally driven and customer-focused company that is well-positioned for the future," said Mr. Figueroa. "As we consider our expectations for 2012, our focus is on capitalizing on the foundation we have built for profitable growth."

Webcast Today

Omnicare will hold a conference call to discuss its fourth-quarter and full-year 2011 financial results today, Thursday, February 23, at 8:00 a.m. ET. A live webcast of the conference call and supplemental slides will be accessible from the Investor Relations section of Omnicare's website at http://ir.omnicare.com. An archived replay will be made available on the website following the conclusion of the conference call.

About Omnicare

Omnicare, Inc., a Fortune 400 company based in Covington, Kentucky, provides comprehensive pharmaceutical services to patients and providers across North America. As the market-leader in professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other chronic care institutions, Omnicare leverages its unparalleled clinical insight into the geriatric market along with some of the industry's most innovative technological capabilities to the benefit of its long-term care customers. Omnicare also provides key commercialization services for the bio-pharmaceutical industry and end-of-life disease management through its Specialty Care Group. For more information, visit www.omnicare.com.

Forward-looking Statements

In addition to historical information, this report contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, all statements regarding the intent, belief or current expectations regarding the matters discussed or incorporated by reference in this document (including statements as to “beliefs,” “expectations,” “anticipations,” “intentions” or similar words) and all statements which are not statements of historical fact. Such forward-looking statements, together with other statements that are not historical, are based on management's current expectations and involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated. The most significant of these risks and uncertainties are described in the Company's Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission and include, but are not limited to: overall economic, financial, political and business conditions; trends in the long-term healthcare and pharmaceutical industries; the ability to attract new clients and service contracts and retain existing clients and service contracts; the ability to consummate pending acquisitions on favorable terms or at all; trends for the continued growth of the Company's businesses; trends in drug pricing; delays and reductions in reimbursement by the government and other payors to customers and to the Company; the overall financial condition of the Company's customers and the ability of the Company to assess and react to such financial condition of its customers; the ability of vendors and business partners to continue to provide products and services to the Company; the successful integration of acquired companies and realization of contemplated synergies; the continued availability of suitable acquisition candidates; the ability to attract and retain needed management; competition for qualified staff in the healthcare industry; variations in demand for the Company's products and services; variations in costs or expenses; the ability to implement productivity, consolidation and cost reduction efforts and to realize anticipated benefits; the potential impact of legislation, government regulations, and other government action and/or executive orders, including those relating to Medicare Part D, including its implementing regulations and any subregulatory guidance, reimbursement and drug pricing policies and changes in the interpretation and application of such policies, including changes in calculation of average wholesale price; discontinuation of reporting average wholesale price, and/or implementation of new pricing benchmarks; legislative and regulatory changes impacting long term care pharmacies; government budgetary pressures and shifting priorities; federal and state budget shortfalls; efforts by payors to control costs; changes to or termination of the Company's contracts with pharmaceutical benefit managers, Medicare Part D Plan sponsors and/or commercial health insurers or to the proportion of the Company's business covered by specific contracts; the outcome of disputes and litigation; potential liability for losses not covered by, or in excess of, insurance; the impact of executive separations; the impact of benefit plan terminations; the impact of differences in actuarial assumptions and estimates as compared to eventual outcomes; events or circumstances which result in an impairment of assets, including but not limited to, goodwill and identifiable intangible assets; the final outcome of divestiture activities; market conditions; the outcome of audit, compliance, administrative, regulatory, or investigatory reviews; volatility in the market for the Company's stock and in the financial markets generally; access to adequate capital and financing; changes in international economic and political conditions and currency fluctuations between the U.S. dollar and other currencies; changes in tax laws and regulations; changes in accounting rules and standards; the impacts of potential cybersecurity risks and/or incidents; and costs to comply with the Company's Corporate Integrity Agreements. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, the Company's actual results, performance or achievements could differ materially from those expressed in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as otherwise required by law, the Company does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events

# # #

Contact:
Patrick C. Lee
(859) 392-3444
patrick.lee@omnicare.com

Omnicare, Inc. and Subsidiary Companies
Summary Consolidated Statements of Income, GAAP Basis
($000s, except per share amounts)
Unaudited

	Three months ended			Year ended
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Net sales	$1,557,085	$1,544,360	$1,530,667	$6,182,922	$6,030,670
Cost of sales	1,197,401	1,198,299	1,196,428	4,805,825	4,694,440
Gross profit	359,684	346,061	334,239	1,377,097	1,336,230
Selling, general and administrative expenses	199,902	191,293	188,173	773,835	747,608
Provision for doubtful accounts	25,410	24,255	71,326	98,552	136,630
Settlement, litigation and other related charges	23,103	6,742	42,111	55,674	113,709
Other miscellaneous charges	5,154	6,718	65,297	16,093	149,129
Operating income	106,115	117,053	(32,668)	432,943	189,154
Investment income	10	21	2,745	582	9,610
Interest expense	(29,864)	(49,840)	(36,425)	(136,505)	(135,720)
Amortization of discount on convertible notes	(6,226)	(6,107)	(7,117)	(24,195)	(29,536)
Income (loss) from continuing operations before income taxes	70,035	61,127	(73,465)	272,825	33,508
Income tax provision	31,723	23,343	(16,379)	111,293	19,044
Income (loss) from continuing operations	38,312	37,784	(57,086)	161,532	14,464
Loss from discontinued operations	(7,129)	(9,900)	(8,208)	(74,608)	(120,573)
Net income (loss)	$31,183	$27,884	$(65,294)	$86,924	$(106,109)
Earnings (loss) per common share - Basic:
Continuing operations	$0.34	$0.34	$(0.50)	$1.43	$0.12
Discontinued operations	(0.06)	(0.09)	(0.07)	(0.66)	(1.04)
Net income (loss)	$0.28	$0.25	$(0.57)	$0.77	$(0.91)
Earnings (loss) per common share - Diluted:
Continuing operations	$0.34	$0.33	$(0.50)	$1.41	$0.13
Discontinued operations	(0.06)	(0.09)	(0.07)	(0.65)	(1.03)
Net income (loss)	$0.27	$0.24	$(0.57)	$0.76	$(0.91)
Weighted average number of common shares outstanding:
Basic	111,687	112,729	114,685	113,000	116,348
Diluted	114,344	114,644	114,685	114,781	116,927

The footnotes and definitions presented at the separate "Footnotes and Definitions to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc and Subsidiary Companies
(000s)
Unaudited

Condensed Consolidated Balance Sheets Information, GAAP Basis:

	December 31,	December 31,
	2011	2010
Assets:
Cash and cash equivalents, including restricted cash	$582,598	$496,503
Accounts receivable, net	931,314	1,011,823
Inventories	419,378	418,965
Total current assets	2,297,371	2,457,796
Properties and equipment, net	225,257	204,717
Goodwill	4,247,286	4,182,928
Total noncurrent assets	4,895,739	4,853,724
Total assets	$7,193,110	$7,311,520

Liabilities and Stockholders Equity:
Total current liabilities	$540,067	$553,475
Long-term debt, notes and convertible debentures	1,968,274	2,106,758
Total noncurrent liabilities	2,857,607	2,939,284
Total liabilities	3,397,674	3,492,759
Stockholders' equity	3,795,436	3,818,761
Total liabilities and stockholders' equity	$7,193,110	$7,311,520

Condensed Consolidated Statement of Cash Flows Information, GAAP Basis:

	Three months ended	Year ended
	December 31, 2011	December 31, 2011
Cash flows from operating activities:
Net income	$31,183	$86,924
Loss from discontinued operations	7,129	74,608
Adjustments to reconcile net income to net cash flows from operating activities	63,146	387,867
Net cash flows from operating activities of continuing operations	101,458	549,399
Net cash flows from operating activities of discontinued operations	(246)	623
Net cash flows from operating activities	101,212	550,022

Cash flows (used in) investing activities:
Net cash flows (used in) investing activities of continuing operations	(21,652)	(154,789)
Net cash flows (used in) investing activities of discontinued operations	(55)	(622)
Net cash flows (used in) investing activities	(21,707)	(155,411)

Cash flows from (used in) financing activities:
Net cash flows from (used in) financing activities of continuing operations	(179,187)	(308,832)

Net increase in cash and cash equivalents	(99,682)	85,779
Less increase in cash and cash equivalents of discontinued operations	(301)	1
Increase in cash and cash equivalents of continuing operations	$(99,381)	$85,778

The footnotes and definitions presented at the separate "Footnotes and Definitions to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Reconciliation Statement and Definitions, Non-GAAP Basis
($000s, except per share amounts)
Unaudited

	Three months ended			Year ended
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Adjusted earnings per share ("EPS") from continuing operations:
Diluted earnings (loss) per share from continuing operations	$0.34	$0.33	$(0.50)	$1.41	$0.13
Special items: (a)
Settlement, litigation and other related charges	0.16	0.04	0.33	0.37	0.73
Amortization of discount on convertible notes	0.03	0.03	0.04	0.13	0.16
Debt redemption loss and costs, net	0.02	0.11	0.17	0.14	0.22
Other miscellaneous charges, net	0.03	0.04	0.47	0.09	0.88
Total - special items (a)	0.24	0.21	1.01	0.72	1.99
Adjusted diluted earnings per share from continuing operations	$0.58	$0.54	$0.51	$2.13	$2.12

Adjusted gross profit:
Gross profit from continuing operations	$359,684	$346,061	$334,239	$1,377,097	$1,336,230
Special items (b)	—	—	29	—	(1,898)
Adjusted gross profit from continuing operations	$359,684	$346,061	$334,268	$1,377,097	$1,334,332

Adjusted earnings before interest, income taxes ("EBIT"), depreciation and amortization ("EBITDA") from continuing operations:
EBIT from continuing operations	$106,115	$117,053	$(32,668)	$432,943	$189,154
Depreciation and amortization	35,806	32,761	32,169	133,132	150,546
Amortization of discount on convertible notes	(6,226)	(6,107)	(7,117)	(24,195)	(29,536)
EBITDA from continuing operations	135,695	143,707	(7,616)	541,880	310,164
Special items (a)	27,213	13,460	155,239	70,723	288,065
Adjusted EBITDA from continuing operations	$162,908	$157,167	$147,623	$612,603	$598,229

EBITDA from continuing operations to net cash flows from operating activities:
EBITDA from continuing operations	$135,695	$143,707	$(7,616)	$541,880	$310,164
(Subtract)/Add:
Interest expense, net of investment income	(29,854)	(49,819)	(33,680)	(135,923)	(126,110)
Income tax provision	(31,723)	(23,343)	16,379	(111,293)	(19,044)
Write-off of debt issuance costs, net	752	4,994	4,576	6,012	6,636
Debt redemption tender premium	(3,438)	(14,612)	—	(19,582)	(7,591)
Asset impairment charges	—	—	22,884	—	22,884
Benefit plan termination and related costs	—	—	—	—	25,187
Loss on debt extinguishment	—	—	25,552	—	25,552
Changes in assets and liabilities, net of effects from acquisition and divestitures of businesses	30,026	106,139	71,573	268,305	131,225
Net cash flows from operating activities of continuing operations	101,458	167,066	99,668	549,399	368,903
Net cash flows from operating activities of discontinued operations	(246)	449	(1,761)	623	(288)
Net cash flows from operating activities	$101,212	$167,515	$97,907	$550,022	$368,615

The footnotes and definitions presented at the separate "Footnotes and Definitions to Financial Information" pages are an integral part of this financial information.

	Year ended
	December 31, 2011	December 31, 2010
Segment Reconciliations - Long-Term Care Group ("LTC")
Adjusted EBIT - LTC:
EBIT from continuing operations	$476,800	$374,110
Special items (a)	70,080	175,524
Adjusted EBIT from continuing operations - LTC	$546,880	$549,634

Segment Reconciliations - Specialty Care Group ("SCG")
Adjusted EBIT - SCG:
EBIT from continuing operations	$98,938	$75,039
Special items (a)	643	14,603
Adjusted EBIT from continuing operations - SCG	$99,581	$89,642

The footnotes and definitions presented at the separate "Footnotes and Definitions to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Footnotes and Definitions to Financial Information
(000s, except per share amounts and unless otherwise stated)
Unaudited

Footnotes:
Non-GAAP Information:
Omnicare, Inc. (“Omnicare” or the “Company”) management believes that presenting certain non-GAAP financial measures, which exclude items not considered part of the core operating results of the Company and certain non-cash charges, enhances investors' understanding of how Omnicare management assesses the performance of the Company's business. Omnicare management uses non-GAAP measures for budgeting purposes, measuring actual results, allocating resources and in determining employee incentive compensation. Omnicare's method of calculating non-GAAP financial results may differ from those used by other companies and, therefore, comparability may be limited.

(a)
Financial results from continuing operations included special item charges of approximately $39 million, $40 million and $167 million in the three months ended December 31 and September 30, 2011 and December 31, 2010, respectively, as well as approximately $121 million and $350 million in the year ended December 31, 2011 and 2010, respectively. Additional information regarding the special item charges follows:

(i)
Operating income includes settlement, litigation and other related charges (including related professional expenses) for resolution of certain regulatory matters with various states and regulatory agencies, as well as costs associated with certain large customer disputes, purported class and derivative actions against the Company, and settlement of the investigation by the United States Attorney's Office, District of Massachusetts (in the 2010 period). Additionally, Omnicare has made, and will continue to make, disclosures to the applicable governmental agencies of amounts, if any, determined to represent over-payments from the respective programs and, where applicable, those amounts, as well as any amounts relating to certain inspections, audits, inquiries and investigations activity are included in the pretax items recognized.

(ii)
Financial results from continuing operations for the three months ended December 31 and September 30, 2011 and December 31, 2010, and the year ended December 31, 2011 and 2010 included the following special item charges which are included in the cost of sales, other miscellaneous charges and interest expense captions of the income statement:

i.
Operating income for the three months ended December 31 and September 30, 2011 and December 31, 2010 included acquisition and other related costs of approximately $14.6 million, $6.7 million and $1.3 million, respectively. These expenses were primarily related to professional fees and acquisition related restructuring costs for acquisitions, offset by reductions in the Company's purchase accounting reserves in 2011 and the original estimate of contingent consideration payable for acquisitions in the 2010 period. The years ended December 31, 2011 and 2010 included similar expenses of approximately $25.5 million and $5.3 million, respectively.

ii.
Financial results from continuing operations for the three months ended December 31, 2011 and September 30, 2011 and year ended December 31, 2011include charges of approximately $4.2 million, $20.2 million and $25.5 million, respectively, primarily due to net debt redemption costs for the early redemption of $525 million of the 6.875% Senior Subordinated Notes, due 2015, and costs related to the termination of the Company's old revolving credit agreement and the early redemption of $250 million of 6.125% Senior Subordinated Notes, due 2013. The three months and year ended December 31, 2010 includes approximately $31.5 million and $41.6 million, respectively, for debt redemption loss and costs related to the Company's 2010 refinancing transactions.

iii.
Operating income for the three months and year ended December 31, 2011 and year ended December 31, 2010 included separation, benefit plan termination and related costs of approximately $1 million and $65 million, respectively, which was comprised of the following:

a.	A charge of approximately $1.0 million in the three months and year ended December 31, 2011 for restricted stock amortization to a former executive.

b.
A charge of approximately $40 million in the year ended December 31, 2010 for separation costs with three former Omnicare executives. These amounts primarily relate to the accelerated vesting of restricted stock awards, stock options, severance, interest, and employer payroll taxes on these items.

c.
On September 30, 2010, the Company terminated the defined benefit portion of its Excess Benefit Plan. As a result of the Plan termination, the Company recognized a one-time charge to expense of approximately $25 million for benefit plan termination and related costs in the year ended December 31, 2010.

iv.
For the three months and year ended December 31, 2011, operating income includes a special (credit) of approximately $(10.5) million for insurance recoveries related to the quality control, product recall and fire issues at one of the Company's repackaging locations ("Repack Matters"). The three months and year ended December 31, 2010 includes a special (credit) of approximately $(0.1) million and $(1.2) million, respectively, for similar recoveries, partially offset by additional costs precipitated by the Repack Matters.

v.
Operating income includes restructuring and other related charges of approximately $6.8 million and $17.2 million for the three months and year ended December 31, 2010, respectively, in connection with the "Omnicare Full Potential" Plan and “Company-Wide Reorganization” Program.

vi.
In the three months and year ended December 31, 2010, the Company recorded a charge of approximately $13 million for an impairment of a trade name intangible asset based on the results of the Company's annual assessment, as well as an other asset impairment charge of approximately $10 million primarily to write-off software assets that were abandoned.

vii.
Operating income includes charges of approximately $0.7 million and $4.2 million for the three months and year ended December 31, 2010, respectively, relating to the accounting for share-based payments, which primarily relates to non-cash stock option expense.

viii.
In connection with funding the benefit payments to certain former executives in the three months and year ended December 31, 2010, the Company recognized a gain, recorded in investment income, of approximately $0.4 million and $3.6 million, respectively, on rabbi trust assets liquidated to make these benefit payments.

ix.	The three months and year ended December 31, 2010 include a charge of approximately $6.8 million relating to the termination of the Company's prior aircraft lease.

(iii)
The provision for doubtful accounts includes an incremental charge recognized in the fourth quarter of 2010 relating to the Company's Senior Management team taking a different strategic approach for the resolution of past due accounts which are disputed and/or currently in litigation.

(iv)
The Company recorded non-cash interest expense from the amortization of debt discount on its convertible notes of approximately $6 million in the three months ended December 31 and September 30, 2011, respectively. These costs totaled approximately $7 million for the three months ended December 31, 2010, and $24 million and $30 million for the years ended December 31, 2011 and 2010, respectively.

Discontinued Operations:
In 2009, the Company commenced activities to divest certain home healthcare and related ancillary businesses (“the Disposal Group”) that are non-strategic in nature. Also, in connection with the reallocation of resources started in the second half of 2010 and the previously disclosed unfavorable market conditions experienced by its Contract Research Services organization (“CRO Services”) business, the Company committed to a plan to divest of its CRO Services business in the first quarter of 2011 and completed the divestiture in April 2011. Also, in the second quarter of 2011, the Company divested its Tidewater Group Purchasing Organization (“Tidewater”). The Company determined that the CRO Services and Tidewater businesses were no longer good strategic fits within the Company's portfolio of assets. In the third quarter of 2011, the prior letter of intent (“LOI”) regarding the disposition of the remaining durable medical equipment (“DME”) portion of the Disposal Group was terminated, and a new LOI was entered into with a separate party. The Company closed the DME transaction in the fourth quarter of 2011. In connection with these activities, Omnicare recorded an impairment loss in discontinued operations for the DME portion of the Disposal Group in the three months ended December 31, 2011, September 30, 2011 and the year ended December 31, 2011. For the year ended December 31, 2011, CRO Services and Tidewater recorded impairment losses to reduce the carrying value of the CRO Services and Tidewater operations to fair value based on the final terms of the divestiture. The year ended December 31, 2010 includes an impairment loss to reduce the carrying value of the CRO Services operations to fair value. The results from operations for all periods presented have been revised to reflect the results of the Disposal Group and Tidewater (collectively, the “Non-Core Disposal Group”), as well as CRO Services as discontinued operations, including certain expenses of the Company related to the divestitures.

Definitions:
GAAP:
Amounts that conform with U.S. Generally Accepted Accounting Principles (“GAAP”).

Non-GAAP:
Amounts that do not conform with U.S. GAAP.

Earnings Per Share:
EPS (basic EPS; special items, net of taxes; adjusted basic EPS; diluted EPS; and adjusted diluted EPS) is reported independently for each amount presented. Accordingly, the sum of the individual amounts may not necessarily equal the separately calculated amounts for the corresponding period.

EBIT:
EBIT represents earnings before interest expense (net of investment income) and income taxes.

EBITDA:
EBITDA represents earnings before interest expense (net of investment income), income taxes, depreciation and amortization. Omnicare uses EBITDA primarily as an indicator of the Company's ability to service its debt, and believes that certain investors find EBITDA to be a useful financial measure for the same purpose. EBITDA does not represent net cash flows from operating activities, as defined by U.S. GAAP, and should not be considered as a substitute for operating cash flows as a measure of liquidity. Omnicare's calculation of EBITDA may differ from the calculation of EBITDA by others. Certain special items must be added back to (or deducted from) EBITDA and/or Adjusted EBITDA to avoid “double-counting” in the Company's calculation of EBITDA.